Exhibit 99.1

NextCure Provides Update and Reports Third Quarter 2022 Financial Results

–	Discontinuing development of our NC318 program
–	Advancing clinical pipeline: NC410 combination, NC525, and NC762
–	Extending runway into mid-2025 (an additional 15 months)

BELTSVILLE, Md. – November 3, 2022 – NextCure, Inc. (Nasdaq: NXTC), a clinical-stage biopharmaceutical company committed to discovering and developing novel, first-in-class immunomedicines to treat cancer and other immune-related diseases, today provided an update and reported third quarter 2022 financial results.

“Based on current efficacy data, we have decided to discontinue our clinical development of NC318. We will continue to support Yale University through its ongoing investigator initiated trial of NC318 in combination with pembrolizumab in lung cancer patients,” said Michael Richman, NextCure’s president and chief executive officer. “We will focus our development efforts on the LAIR programs, including the recently initiated Phase 1b/2 combination trial of NC410 in solid tumors and the Phase 1 trial of NC525 that is expected to start in the first quarter of 2023. In addition, we have now initiated the NC762 expansion trial. These decisions are expected to add an additional 15 months to our cash runway and extend it into mid-2025.”

Business Highlights

NC318 (S15 mAb)

●	Based on the totality of the NC318 monotherapy data, including no responses in the amended Phase 2 portion of the trial, we have decided to discontinue development of our NC318 program.
●	We will support Yale University’s ongoing NC318 investigator initiated combination trial.

NC410 (LAIR-2 fusion)

●	Completed the Phase 1a dose escalation portion of the monotherapy trial and demonstrated that NC410 was safe and well tolerated.
●	Initiated a Phase 1b/2 trial to evaluate NC410 in combination with pembrolizumab in patients with immune checkpoint refractory or naïve solid tumors.

NC525 (LAIR-1 mAb)

●	Filed an Investigational New Drug (IND) application with the US Food and Drug Administration (FDA) and have received clearance to proceed with a Phase 1 trial.
●	Plan to initiate a Phase 1 trial in the first quarter of 2023.

NC762 (B7-H4 mAb)

●	Completed the Phase 1a dose escalation portion of the trial and demonstrated that NC762 was safe and well tolerated.
●	Initiated the Phase 1b expansion trial.

Financial Guidance

●	The decisions related to discontinuing NC318 and prioritizing NC410 in combination therapy are expected to add an additional 15 months to our cash runway.
●	NextCure now expects its existing cash, cash equivalents and marketable securities will enable it to fund operating expenses and capital expenditures into mid-2025.

Financial Results for Quarter Ended September 30, 2022

●	Cash, cash equivalents, and marketable securities, excluding restricted cash as of September 30, 2022, were $169.2 million as compared to $219.6 million as of December 31, 2021. The decrease of $50.4 million primarily related to cash used to fund operations, cash used to purchase fixed assets, and changes in the fair value of our marketable securities.
●	Research and development expenses were $13.5 million for the quarter ended September 30, 2022, as compared to $13.6 million for the quarter ended September 30, 2021.
●	General and administrative expenses were $5.7 million for the quarter ended September 30, 2022, as compared to $4.9 million for the quarter ended September 30, 2021. The increase of $0.8 million primarily related to higher personnel-related costs.
●	Net loss was $18.9 million for the quarter ended September 30, 2022, as compared with a net loss of $17.9 million for the quarter ended September 30, 2021. The change in net loss from the previous year’s quarter was primarily due to higher general and administrative expenses and lower interest income.

About NextCure, Inc.

NextCure is a clinical-stage biopharmaceutical company committed to discovering and developing novel, first-in-class immunomedicines to treat cancer and other immune-related diseases. Through our proprietary FIND-IO™ platform, we study various immune cells to discover and understand targets and structural components of immune cells and their functional impact in order to develop immunomedicines. Our initial focus is to bring hope and new treatments to patients who do not respond to current cancer therapies, patients whose cancer progresses despite treatment and patients with cancer types not adequately addressed by available therapies. www.nextcure.com

Forward-Looking Statements

Some of the statements contained in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to our plans, objectives and expectations for our business, operations and financial performance and condition, including the progress and results of clinical trials, development plans regarding our immunomedicines and upcoming milestones. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “continue,” “could,” “should,” “due,” “estimate,” “expect,” “intend,” “hope,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “target,” “towards,” “forward,” “later,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or similar language.

Forward-looking statements involve substantial risks and uncertainties that could cause actual results to differ materially from those projected in any forward-looking statement. Such risks and uncertainties include, among others: the impacts of the COVID-19 pandemic (including the emergence of variant strains) on NextCure’s business, including NextCure’s clinical trials, third parties on which NextCure relies and NextCure’s operations; positive results in preclinical studies may not be predictive of the results of clinical trials; NextCure’s limited operating history and no products approved for commercial sale; NextCure’s history of significant losses; NextCure’s need to obtain additional financing; risks related to clinical development, marketing approval and commercialization; the unproven approach to the discovery and development of product candidates based on NextCure’s FIND-IO platform; and dependence on key personnel. More detailed information on these and additional factors that could affect NextCure’s actual results are described under the heading “Risk Factors” in NextCure’s most recent Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date of this press release, and NextCure assumes no obligation to update any forward-looking statements, even if expectations change.

Investor Inquiries

Timothy Mayer, Ph.D.

NextCure, Inc.

Chief Operating Officer

(240) 762-6486

IR@nextcure.com